EXHIBIT 99.1

CDW Reports First Quarter 2015 Results

Record First Quarter Net Sales, Adjusted EBITDA and Non-GAAP Net Income Per Share

(Dollars in millions, except per share amounts)	Three months ended March 31, 2015	Three months ended March 31, 2014	% Chg.
Net Sales	$ 2,755.2	$ 2,652.3	3.9
Gross Profit	456.5	425.2	7.4
Net Income	54.7	50.9	7.5
Net Income per Diluted Share	$ 0.32	$ 0.30	6.8
Non-GAAP Net Income per Diluted Share[1]	$ 0.56	$ 0.47	19.5
Adjusted EBITDA[1]	$ 210.8	$ 193.7	8.8
[1]Measures used in this release that are not based on accounting principles generally accepted in the United States of America ("non-GAAP") are each defined and reconciled to the most directly comparable GAAP measure in the attached schedules.

VERNON HILLS, Ill., May 7, 2015 (GLOBE NEWSWIRE) -- CDW Corporation (Nasdaq:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare, today announced first quarter 2015 results. The company also announced that its Board of Directors has approved the payment of a quarterly cash dividend to shareholders of $0.0675 per share. This dividend will be paid on June 10, 2015 to all shareholders of record as of the close of business on May 26, 2015.

"First quarter results reflect our success addressing transitioning customer priorities and leveraging the strength of our business model, as we delivered excellent profitability on solid top-line growth," said Thomas E. Richards, chairman and chief executive officer of CDW. "This performance highlights the power of our balanced portfolio of channels, broad product and solutions suite, and the impact of mix on our profitability as customer focus moved away from transactional products towards solutions and healthcare customers continued to focus on cost cutting."

"Over the past four quarters, we have reduced our interest expense by more than $36 million on a year-over-year basis, including a $5.3 million reduction this past quarter," said Ann E. Ziegler, CDW's chief financial officer. "This lower interest expense amplified our strong operating results and helped us deliver a 19.5 percent increase in non-GAAP earnings per share in the quarter."

"We continue to target profitable growth in 2015 and the achievement of our medium-term annual target of growing 200 to 300 basis points above the US IT market," continued Richards. "We are laser-focused on execution and meeting the needs of our 250,000 customers in the US and Canada and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve."

First Quarter of 2015 Highlights:

Total net sales in the first quarter of 2015 were $2.755 billion, compared to $2.652 billion in the first quarter of 2014, an increase of 3.9 percent. Total net sales growth in constant currency versus first quarter 2014 was 4.5 percent, as Canadian sales were negatively impacted by currency translation. Average daily sales in the first quarter of 2015 were $43.7 million, compared to $42.1 million in the first quarter of 2014. There were 63 selling days in both the first quarters of 2015 and 2014.

  Total Corporate segment net sales in the first quarter of 2015 were $1.574 billion, 4.5 percent higher than the first quarter of 2014. Corporate average daily sales in the first quarter of 2015 were $25.0 million, compared to $23.9 million in the first quarter of 2014. Corporate results reflected a 13 percent sales increase to Small Business customers and a 3 percent sales increase to Medium and Large Business customers.

  Total Public segment net sales in the first quarter of 2015 were $1.006 billion, 3.7 percent higher than the first quarter of 2014. Public average daily sales in the first quarter of 2015 were $16.0 million, compared to $15.4 million in the first quarter of 2014. Public results were led by a sales increase of more than 13 percent to Government customers driven by both Federal and State and Local, as well as Education customers, which increased almost 7 percent. Net sales to Healthcare customers decreased just over 5 percent.

  Net sales for CDW's Advanced Services business and Canadian operations, combined as "Other" for financial reporting purposes, declined 0.8% percent to $175.4 million in the first quarter of 2015, compared to $176.8 million in the first quarter of 2014. "Other" average daily sales in the first quarter of 2015 were $2.8 million, compared to $2.8 million in the first quarter of 2014. CDW's Advanced Services business consists of customized engineering services delivered by CDW professional engineers and managed services, including hosting and data center services.

Gross profit for the first quarter of 2015 was $456.5 million, compared to $425.2 million in the first quarter of 2014, representing an increase of 7.4 percent. Gross profit margin was 16.6 percent in the first quarter of 2015, versus 16.0 percent for the same period of 2014, primarily reflecting improved product profitability, the benefit from a higher contribution of 100% gross margin revenues, including net service contract revenue, and the absence of prior year inventory adjustments.

Total selling and administrative expenses, including advertising expense, were $304.9 million in the first quarter of 2015, compared to $289.4 million in the first quarter of 2014. Results for the first quarter of 2015 reflect higher coworker compensation related to increased coworker count and other coworker-related expenses, as well as higher marketing and advertising spend. Coworker count was 7,254 as of March 31, 2015, compared to 7,040 as of March 31, 2014.

Excluding expenses related to non-cash equity and retention compensation expense and certain other items, Adjusted EBITDA was $210.8 million in the first quarter of 2015, compared to $193.7 million in the first quarter of 2014, representing an increase of 8.8 percent. First quarter 2015 Adjusted EBITDA margin was 7.7 percent, versus 7.3 percent for the first quarter of 2014.

Interest expense decreased by $5.3 million to $44.8 million for the three months ended March 31, 2015, compared to $50.1 million for the comparable period in 2014, reflecting a lower average interest rate. During the first quarter of 2015, the company issued $525.0 million aggregate principal amount of 5.0% Senior Notes due 2023 and recorded debt extinguishment charges of $24.3 million due to its redemption of $503.9 million aggregate principal amount of 8.5% Senior Notes due 2019. There were $5.4 million of debt extinguishment charges in the first quarter of 2014. Long-term debt, net of cash and including current maturities of long-term debt, was $2.76 billion as of March 31, 2015, $106.9 million lower than March 31, 2014.

The effective tax rate for the first quarter of 2015 was 37.1 percent which resulted in a tax expense of $32.3 million compared to a 37.0 percent tax rate and tax expense of $29.9 million in the first quarter of 2014.

Net income was $54.7 million in the first quarter of 2015 versus $50.9 million in the first quarter of 2014. Non-GAAP net income, which excludes acquisition-related intangible asset amortization, certain debt refinancing expenses and certain other costs, was $97.6 million in the first quarter of 2015, compared to $81.1 million in the first quarter of 2014, representing an increase of 20.3 percent.

Weighted average fully-diluted shares outstanding were 173.5 million for the quarter ended March 31, 2015 compared to 172.3 million for the quarter ended March 31, 2014. Non-GAAP net income per diluted share for the quarter ended March 31, 2015 was $0.56 compared to $0.47 for the quarter ended March 31, 2014, representing an increase of 19.5%.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW.  These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  These risks and uncertainties include, among others, changes in economic conditions; decreases in spending on technology products; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; CDW's substantial indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; CDW's dependence on commercial delivery services; CDW's exposure to accounts receivable and inventory risks; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; potential acceleration of CDW's deferred cancellation of debt income; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC.  Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW 's Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the SEC.  CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP net income, and Non-GAAP net income per diluted share are non-GAAP financial measures. We believe these measures provide helpful information with respect to the company's operating performance and cash flows including our ability to meet our future debt service, capital expenditures and working capital requirements and our ability to make dividend payments. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain key covenants and definitions contained in the company's credit agreements.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures. Non-GAAP measures used by the company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare. A Fortune 500 company, CDW was founded in 1984 and employs more than 7,200 coworkers. For the trailing twelve months ended March 31, 2015, the company generated net sales of more than $12.0 billion. For more information about CDW, please visit www.CDW.com.

Webcast

CDW will hold a conference call today, May 7, 2015 at 7:30 a.m. CT/8:30 a.m. ET to discuss its first quarter financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW's website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries
Sari Macrie, CFA
Vice President, Investor Relations
(847) 968-0238

Media Inquiries
Mary Viola
Vice President, Corporate Communications
(847) 968-0743

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended March 31,
	2015	2014	% Change(1)

Net sales	$ 2,755.2	$ 2,652.3	3.9%
Cost of sales	2,298.7	2,227.1	3.2

Gross profit	456.5	425.2	7.4

Selling and administrative expenses	275.5	260.9	5.6
Advertising expense	29.4	28.5	3.0

Income from operations	151.6	135.8	11.7

Interest expense, net	(44.8)	(50.1)	(10.7)
Net loss on extinguishments of long-term debt	(24.3)	(5.4)	349.4
Other income, net	4.5	0.5	688.3

Income before income taxes	87.0	80.8	7.7

Income tax expense	(32.3)	(29.9)	8.1

Net income	$ 54.7	$ 50.9	7.5%

Net income per common share:
Basic	$ 0.32	$ 0.30	5.9%
Diluted	$ 0.32	$ 0.30	6.8%

Weighted-average number of common shares outstanding:
Basic	172.1	169.6
Diluted	173.5	172.3
(1) There were 63 selling days for both the three months ended March 31, 2015 and 2014.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

We have included reconciliations of Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA and Adjusted EBITDA margin for the three months ended March 31, 2015 and 2014 below. Non-GAAP net income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, non-cash equity-based compensation and gains and losses from the extinguishment of long-term debt. With respect to Non-GAAP net income per diluted share, the numerator is Non-GAAP net income and the denominator is the weighted average number of shares as adjusted to give effect to dilutive securities. EBITDA is defined as consolidated net income before interest expense, income tax expense (benefit), depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Adjusted EBITDA margin means Adjusted EBITDA as a percentage of our net sales. Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA and Adjusted EBITDA margin are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures used by the company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. We believe that Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA and Adjusted EBITDA margin provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain key covenants and definitions contained in our credit agreements.

NON-GAAP NET INCOME AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2015	2014	% Change

Net income	$ 54.7	$ 50.9
Amortization of intangibles (i)	40.3	40.3
Non-cash equity-based compensation	4.7	3.3
Net loss on extinguishments of long-term debt	24.3	5.4
Interest expense adjustment related to extinguishments of long-term debt (ii)	—	(0.6)
Secondary-offering-related expenses	—	0.4
Other adjustments (iii)	0.9	—
Aggregate adjustment for income taxes (iv)	$ (27.3)	$ (18.6)
Non-GAAP net income	$ 97.6	$ 81.1	20.3%

GAAP net income per diluted share	$ 0.32	$ 0.30	6.8%
Non-GAAP net income per diluted share	$ 0.56	$ 0.47	19.5%
Shares used in computing GAAP and Non-GAAP net income per diluted share	173.5	172.3
(i) Includes amortization expense for acquisition-related intangible assets, primarily customer relationships and trade names.
(ii) Reflects adjustments to interest expense resulting from debt extinguishments. Represents the difference between interest expense previously recognized under the effective interest method and actual interest paid.
(iii) Primarily includes expenses related to the consolidation of our headquarters and sales locations north of Chicago.
(iv) Based on a normalized effective tax rate of 39.0%.

CDW CORPORATION AND SUBSIDIARIES
ADJUSTED EBITDA
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2015	2014	% Change

Adjusted EBITDA	$ 210.8	$ 193.7	8.8%
Adjustments to reconcile Adjusted EBITDA to income from operations (i):
Depreciation and amortization (ii)	(52.5)	(52.0)
Non-cash equity-based compensation	(4.7)	(3.3)
Secondary-offering-related expenses	—	(0.4)
Litigation, net (iii)	—	0.3
Other adjustments (iv)	(2.0)	(2.5)
Total adjustments	(59.2)	(57.9)
Income from operations	$ 151.6	$ 135.8
(i) Amounts historically reported within selling and administrative expenses unless otherwise indicated.
(ii) Includes depreciation expense of $1.1 million and $0.8 million for the three months ended March 31, 2015 and 2014, respectively, historically reported within cost of sales.
(iii) Relates to unusual, non-recurring litigation matters.
(iv) Primarily includes certain historical retention costs and expenses related to the consolidation of our headquarters and sales locations north of Chicago.

CDW CORPORATION AND SUBSIDIARIES
ADJUSTED EBITDA MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2015	2014

Net sales	$ 2,755.2	$ 2,652.3
Adjusted EBITDA	210.8	193.7

Adjusted EBITDA margin	7.7%	7.3%

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	March 31,	December 31,	March 31,
	2015	2014	2014
Assets

Current assets:
Cash and cash equivalents	$ 447.4	$ 344.5	$ 306.7
Accounts receivable, net of allowance for doubtful accounts of $5.7, $5.7, and $5.4, respectively	1,448.9	1,561.1	1,335.0
Merchandise inventory	357.0	337.5	388.4
Miscellaneous receivables	174.1	155.6	164.5
Prepaid expenses and other	58.5	54.7	53.3
Total current assets	2,485.9	2,453.4	2,247.9

Property and equipment, net	135.1	137.2	129.9
Equity investments	86.7	86.7	—
Goodwill	2,215.2	2,217.6	2,219.1
Other intangible assets, net	1,128.8	1,168.8	1,286.6
Deferred financing costs, net	34.3	33.0	27.5
Other assets	2.6	3.2	1.5
Total assets	$ 6,088.6	$ 6,099.9	$ 5,912.5

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable - trade	$ 695.1	$ 704.0	$ 683.7
Accounts payable - inventory financing	289.8	332.1	250.2
Current maturities of long-term debt	15.4	15.4	15.4
Accrued expenses and other liabilities	425.3	416.5	469.2
Total current liabilities	1,425.6	1,468.0	1,418.5

Long-term liabilities:
Debt	3,190.8	3,174.6	3,157.0
Deferred income taxes	450.0	475.0	540.8
Other liabilities	46.7	45.8	41.4
Total long-term liabilities	3,687.5	3,695.4	3,739.2

Total shareholders' equity	975.5	936.5	754.8
Total liabilities and shareholders' equity	$ 6,088.6	$ 6,099.9	$ 5,912.5

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2015	2014	% Change(1)
Corporate:
Medium / Large	$ 1,313.9	$ 1,274.8	3.1%
Small Business	260.1	230.8	12.7
Total Corporate	$ 1,574.0	$ 1,505.6	4.5%

Public:
Government	$ 288.6	$ 254.2	13.5%
Education	343.6	321.6	6.8
Healthcare	373.6	394.1	(5.2)
Total Public	$ 1,005.8	$ 969.9	3.7%

Other	$ 175.4	$ 176.8	(0.8)%

Total Net Sales	$ 2,755.2	$ 2,652.3	3.9%
(1) There were 63 selling days for both the three months ended March 31, 2015 and 2014.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)
(unaudited)

	March 31,	December 31,	March 31,
	2015	2014	2014

Debt and ABL Revolver Availability
Cash and cash equivalents	$ 447.4	$ 344.5	$ 306.7
Total debt	3,206.2	3,190.0	3,172.4
Senior secured debt	1,509.7	1,513.5	1,850.1
Outstanding borrowings under ABL Revolver	—	—	—
Borrowing base under ABL Revolver (1)	1,224.9	1,253.4	1,107.4
ABL Revolver availability	942.7	935.6	649.4
Cash plus ABL Revolver availability	1,390.1	1,280.1	956.1
Total net leverage ratio (2)	3.0	3.1	3.5

Working Capital
Days of sales outstanding (DSO) (3)	45	42	44
Days of supply in inventory (DIO) (3)	13	13	14
Days of purchases outstanding (DPO) (3)	(37)	(34)	(36)
Cash conversion cycle (3)	21	21	22
(1) Amount in effect at period-end.
(2) Defined as the ratio of total debt at period-end excluding any unamortized discount and/or premium, less cash and cash equivalents, to trailing twelve months Adjusted EBITDA.
(3) Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(in millions)
(unaudited)

	Three Months Ended March 31,
	2015	2014

Cash flows from operating activities	$ 177.8	$ 246.3

Payment of accrued charitable contribution related to the MPK Coworker Incentive Plan II	—	(20.9)
Capital expenditures	(10.0)	(9.3)
Other cash flows from investing activities	(0.5)	—
Cash flows from investing activities	(10.5)	(30.2)

Net change in accounts payable - inventory financing	(42.3)	(6.4)
Other cash flows from financing activities	(20.4)	(90.6)
Cash flows from financing activities	(62.7)	(97.0)

Effect of exchange rate changes on cash and cash equivalents	(1.7)	(0.5)
Net increase in cash and cash equivalents	102.9	118.6
Cash and cash equivalents - beginning of period	344.5	188.1
Cash and cash equivalents - end of period	$ 447.4	$ 306.7

Supplementary disclosure of cash flow information:
Interest paid	$ (53.1)	$ (16.1)
Taxes paid, net	$ (4.3)	$ (9.5)